Exhibit 10.1

February 28, 2023

By email
Eric Cox
c/o Vimeo, Inc.
330 West 34th Street, 5th Floor
New York, New York 10001

Re: Your Promotion to Chief Operating Officer
Dear Eric,
This letter agreement ("Agreement") serves to confirm the terms and conditions of your continued employment as an executive at Vimeo, Inc. ("Vimeo," "Company" or "we").

POSITION: As of March l, 2023 (the "Promotion Date"), you will be promoted to Chief Operating Officer (COO). You will report to Company's CEO. You will continue to work remotely, from San Francisco, California, and will continue to travel as needed to the Company's headquarters in New York City.1

DUTIES: During your continued at-will employment, you will devote your full business time, attention, and energies to the performance of such duties as Company assigns to you commensurate with your position.

COMPENSATION: Your base salary for 2023, beginning on the promotion date, will be $400,000 per year, payable bi-weekly (or, if different, in accordance with Company's payroll practice as in effect from time to time).

You are eligible for a discretionary annual bonus. Your bonus target is l 00% of your base salary. Any bonus is discretionary and will be determined by the Compensation and Human Capital Management Committee (the "Committee") of Company's Board of Directors based upon Company's performance overall and your own performance, as well as other factors determined by the Committee. Bonuses are paid in the first quarter of the year following the measurement year (e.g., 2023's bonus will be paid in Ql 2024).

EQUITY: Within ten (10) days after your Promotion Date, Company will grant you the equity award set forth in Schedule B hereto, subject to approval by the Committee. Once granted, the award will be governed exclusively by the terms and conditions of the award notice and the Plan (and not this letter agreement).

SEVERANCE: If your employment is terminated by Company without Cause at any time or by you for Good Reason during your employment, you will (1) receive severance equal to twelve (12) months of your then-current salary, which shall be provided via salary continuance; and (2) receive health benefits coverage for twelve (12) months or, at Company's option, reimbursement for the cost of COBRA coverage for the same period, provided, however, that no cash compensation will be paid in lieu of unused health benefits. For the purposes of this paragraph, the terms "Cause" and "Good Reason" have the meanings set forth in Company's 2021 Stock and Annual Incentive Plan (the "Plan"), but without reference to a Change in Control (or, in the case of the Good Reason definition, utilizing the Promotion Date instead of the date of the change in control, where the context requires). For clarity, a reduction of title below COO shall be considered a
1 In order to protect the safety of our employees, Vimeo requires proof of COVID-19 vaccination for all employees intending to work from or visit a U.S. office (currently, NYC and Boston). Vimeo employees who are permanently remote do not need to provide proof of vaccination at this time unless they will be visiting a U.S. office.

Exhibit 10.1

trigger event under Section 10(c)(ii)(C) of the Plan. Severance payments and benefits will be paid or provided in a manner intended to comply with any applicable requirements of Internal Revenue Code Section 409A, although Company makes no representation regarding with respect to such compliance.

To be entitled to any severance hereunder, you must (a) execute and not revoke Company's standard severance and release agreement, which agreement must contain a general release of claims against Company; and (b) if Company so requests, continue working for up to eight (8) weeks after the notice by Company of your termination to ensure an orderly transition, provided that any additional service period shall not reduce the severance amount.

DEDUCTIONS: Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to you hereunder, as may be required from time to time by applicable law, regulation, or order.

BENEFITS: You will be eligible for coverage under Company's then-current healthcare and insurance plans and other benefits that are provided to full-time U.S. employees. All benefits are governed exclusively by the terms and conditions of their applicable plans or policies and are subject to change.

CODE OF CONDUCT: During your employment, you must comply with Vimeo's Code of Conduct2 and other policies and procedures as they may exist from time to time.

RESTRICTIVE COVENANTS: You will comply with the restrictive covenants set forth in Schedule A hereto (the "Restrictive Covenant Agreement").

CONFIDENTIALITY, INTELLECTUAL PROPERTY, AND NON-SOLICITATION AGREEMENT: If you have not done so already, within 10 days your Promotion Date, you will execute Company's current standard Employee Confidentiality, Intellectual Property, and Non-Solicitation Agreement (the "Confidentiality and IP Agreement").

MISCELLANEOUS: This letter agreement shall be governed by the law of the State of New York without regard to principles of conflicts of law. This letter agreement supersedes all prior and contemporaneous understandings, negotiations, and representations, whether written or oral, relating to the terms of your employment. Nothing in this letter agreement shall modify the Plan or any equity agreement or equity award notice.

AT WILL STATUS: You specifically understand and agree that your employment hereunder shall be at all times on an "at will" basis, and nothing contained herein shall be construed as establishing a contract of employment between Company and you.

BINDING ARBITRATION: You and Company agree that any dispute relating to or arising out of your employment relationship, excluding disputes arising under the Plan or any award made thereunder, or a claim by you of sexual assault or harassment, shall be fully and finally resolved by MANDATORY, BINDING ARBITRATION conducted by the American Arbitration Association in New York County, New York pursuant to its then-current Employment Dispute Resolution Rules.3

Any lawsuit asserting a non-arbitrable claim or seeking to enforce this arbitration clause shall be commenced in the state or federal courts located in New York County, New York. If in New York state court, the lawsuit shall be maintained in the Commercial Division of the New York Supreme Court for New York County. IN ALL LAWSUITS, YOU AND COMPANY WAIVE THE RIGHT TO A TRIAL BY JURY.

COUNSEL: Company requires that you retain counsel to review the terms of this offer letter and the schedules thereto. You represent and warrant that you engaged and consulted with David Marek, Esq. of the Marek Law Firm (Palo Alto, California) in connection with the foregoing requirement. Company will reimburse you for up to $4,000 in legal fees and disbursements.

2 Available at https://investors.vimeo.com/static-files/51fdlf5a-9ffc-402a-bedb-cf35308c0af3.
3 Available at https://www.adr.org/sites/default/files/EmploymentRules Web 2.pdf.

Exhibit 10.1

* * *

Please acknowledge your acceptance of these terms by signing where indicated below.
Sincerely,
VIMEO, INC.

By: /s/ Anjali Sud Title: Chief Executive Officer

AGREED AND ACCEPTED:

ERIC COX

Signature: /s/ Eric Cox Date: February 28, 2023